Exhibit 5.1

30 July 2024

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul, 4

28050 Madrid

Spain

Re: Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission by Banco Bilbao Vizcaya Argentaria, S.A.

Dear Sir or Madam,

We have acted as Spanish legal counsel to Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), a public limited company (sociedad anónima) organized under the laws of the Kingdom of Spain (“Spain”), in connection with the registration statement on Form F-4 (including all amendments or supplements thereto, the “F-4 Registration Statement”) filed by BBVA on the date hereof with the U.S. Securities and Exchange Commission for the registration of new ordinary shares of BBVA, with a par value of €0.49 each (the “New Shares”), to be issued pursuant to the capital increase resolution passed on 5 July 2024, by means of in-kind contributions, and delivered to the holders of shares of Banco de Sabadell, S.A. (“Banco Sabadell”) that tender their Banco Sabadell shares in the exchange offer launched by BBVA to acquire all of the issued and outstanding shares of Banco Sabadell, as described in the F-4 Registration Statement.

1.	Scope

1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of BBVA and such other documents, and made such inquiries with officers of BBVA as we have deemed necessary as a basis for the opinions hereinafter expressed. In particular, we have reviewed and examined copies of the following documents (the “Documents”):

(i)	a copy of the bylaws (estatutos sociales) of BBVA (the “Bylaws”), as publicly available at the web page of BBVA (www.bbva.com) as of the date hereof;

(ii)	a copy of the certificate of the resolutions passed by the General Shareholders’ Meeting of BBVA on 5 July 2024;

(iii)	an on-line excerpt (nota simple telemática) of the data filed at the Commercial Registry of Bizkaia as of the date hereof, about BBVA; and

(iv)

a search, as of the date hereof, for BBVA on the website of the registers of the Bank of Spain, on the CNMV website and on the online Public Register of Insolvency Decisions (www.publicidadconcursal.es).

1.2	Limitations

(i)	Our opinion is limited in all respects to the laws of Spain in force as of the date hereof.

(ii)

We do not express any opinion on the laws of any jurisdiction other than the laws of Spain in force as of the date hereof, on public international law or on the rules of or promulgated under or by any treaty organization.

(iii)

Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us during our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by BBVA.

2.	Assumptions

For the purposes of this opinion we have assumed that:

(i)

all signatures and initials appearing in all documents examined in the course of our examination are genuine and such signatures are the signatures of the persons purported to have signed such documents; all documents submitted to us in the course of our examination as originals are authentic and complete and all documents submitted to us in the course of our examination as copies conform with authentic originals and are complete; all documents examined in the course of our examination and dated prior to the date of this opinion remain in effect and have not been amended as of that date; and the drafts of the documents reviewed are the same as the documents finally executed and/or approved;

(ii)

all information regarding matters of fact rendered to us by BBVA, as well as (when appropriate) by governmental officials or public registries, is accurate, complete, and up to date; and the information held at the Commercial Registry is assumed to be correct and valid pursuant to Article 7 of the Commercial Registry Regulations (Reglamento del Registro Mercantil); and

(iii)

there is nothing under any law (other than the laws of Spain) that affects our opinion; in particular, we assume all necessary compliance with applicable laws of the United States of America and the several states thereof.

3.	Opinion

Based upon and subject to the scope and limitations, assumptions and qualifications set forth herein and subject to any documents or events not disclosed to us in the course of our examination, we are of the opinion that:

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(i)	BBVA is a public limited company (sociedad anónima) duly incorporated and validly existing under the laws of Spain.

(ii)

This opinion relates to the issuance of the New Shares after the date hereof. Upon the payment for the New Shares through the transfer and contribution in kind of the Banco Sabadell shares tendered in the exchange offer following confirmation of the transfer of their ownership in favor of BBVA and the subsequent execution of the relevant capital increase, such New Shares will be duly authorized, validly issued, fully paid and non-assessable under the existing laws of Spain. Subsequently, the Board of Directors (Consejo de Administración) or the Permanent Delegated Committee (Comisión Delegada Permanente) or any other person duly empowered shall grant such resolution in a public notarial deed, register the relevant notarial deed with the Commercial Registry of Bizkaia and record the relevant New Shares with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear), in order to effect the delivery of the New Shares.

4.	Qualifications

This opinion is subject to the following qualifications:

(i)

Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, administration, moratorium or similar laws (including but not limited to eventual fraudulent transactions and the preference of creditors) and other Spanish law generally affecting the rights of creditors (including the application of a claw-back period), as well as to any principles of public policy (orden público).

(ii)

It should be noted that according to Articles 12.3 (related to the non- application of foreign laws contrary to public policy) and 12.4 of the Royal Decree of 24 July 1889 publishing the Civil Code (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil) (whereby fraud of law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws, or to be contrary to public policy.

(iii)

Some of the legal concepts covered in this opinion are described in English terms and not in their original Spanish terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon with the express condition that any issues of interpretation of Spanish legal concepts arising thereunder will be governed by Spanish law.

Without prejudice to the foregoing, for the purposes of the opinions in section 3 above, we have considered that the terms

a)	“validly issued” means that (x) BBVA is validly existing under the laws of Spain, and the New Shares are duly authorized; (y) the actions required by Spanish corporation law to approve the issuance of the New Shares have been taken; and (z) the New Shares have been issued in compliance with the requirements of Spanish law, the Bylaws and the resolutions approving the issuance of the New Shares;

b)	“duly authorized” means that BBVA, under applicable law and the Bylaws, has the power to issue the New Shares and has taken all corporate actions necessary to create that power;

c)

“fully paid” means that the consideration received by BBVA satisfies, in both type and amount, the requirements of Spanish corporation law, the Bylaws and the resolutions approving the issuance of the New Shares, and any other applicable agreement; and

d)

“non-assessable” means that the holder of New Shares is not liable, solely because of its status as a holder of New Shares, for additional assessments or calls on such New Shares by BBVA or its creditors.

This opinion is being furnished by us, as Spanish counsel to BBVA, to you as a supporting document in connection with the above referenced F-4 Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the F-4 Registration Statement and to the references to us under the caption “Validity of Securities” contained in the offer to exchange/prospectus included in the F-4 Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ J&A Garrigues, S.L.P.

J&A Garrigues, S.L.P.

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